                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

(Exact name of registrant as
 specified in its charter)                         Commission File Number
----------------------------                       ----------------------
COMMODORE MEDIA OF DELAWARE, INC.                       33-92732-01
COMMODORE MEDIA OF PENNSYLVANIA, INC.                   33-92732-02
COMMODORE MEDIA OF FLORIDA, INC.                        33-92732-03
COMMODORE MEDIA OF KENTUCKY, INC.                       33-92732-04
COMMODORE MEDIA OF NORWALK, INC.                        33-92732-05
COMMODORE MEDIA OF WESTCHESTER, INC.                    33-92732-06
DANBURY BROADCASTING, INC.                              33-92732-08


600 CONGRESS AVENUE, SUITE 1400, AUSTIN, TEXAS 78701, (512) 404-6840
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


GUARANTY OF 13 1/4% SENIOR SUBORDINATED NOTES DUE 2003 OF CAPSTAR RADIO BROADCASTING PARTNERS, INC. (FORMERLY NAMED COMMODORE MEDIA, INC.)
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     NONE
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(i)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [X]


     Approximate number of holders of record as of the certification or notice date:

ONE
--------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 26, 1997                  By:  /s/ William S. Banowsky, Jr.
     -------------------------------    ----------------------------------------
                                             William S. Banowsky, Jr.
                                               Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.